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October 29, 2003                                                EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)

                   VIRGINIA A. KAMSKY APPOINTED AS DIRECTOR OF
                            TECUMSEH PRODUCTS COMPANY

Tecumseh, Michigan, October 29, 2003 . . . . Tecumseh Products Company, today announced that Virginia A. Kamsky has been appointed to the Board of Directors. Her appointment increases Tecumseh's Board of Directors to nine members.

"I think I speak for all of the Tecumseh Directors when I enthusiastically welcome Virginia to our Board of Directors," said Todd W. Herrick, Tecumseh's Chairman and Chief Executive Officer. "Virginia brings a tremendous amount of business experience, including significant familiarity with the expansion of multinational business enterprises into the Asia Pacific region."

Ms. Kamsky is the founder, Chief Executive Officer, and Chairman of Kamsky Associates, Inc. In 1980, Kamsky Associates was one of the first American companies to be allowed to operate a representative office in China. Kamsky Associates represents companies in a wide range of industries and assists its clients in establishing a presence in the Asia marketplace, including strategic planning, contract negotiation, governmental approvals, and financing arrangements.

Prior to founding Kamsky Associates, Ms. Kamsky was employed by Chase Manhattan Bank in a number of increasingly responsible roles in both New York and Asia, eventually assuming responsibility for Chase's corporate division in China.

"I am pleased to have been asked to join the Tecumseh Board of Directors," said Ms. Kamsky. "I look forward to contributing to Tecumseh's worldwide growth and the enhancement of its presence in the global marketplace."

Ms. Kamsky presently serves on the Board of Trustees of the University of Richmond and the Board of Trustees of The Dalton School. Currently, Ms. Kamsky is a member of The Council on Foreign Relations and its Chairman's Advisory Council; a director of the China Institute; a member of the Americares' advisory committee; and a founding governor of the American Chamber of Commerce in Beijing, China. Previously, Ms. Kamsky served as a director of W. R. Grace & Co, where she served on the audit and corporate governance committees. Ms. Kamsky has also served on the Board of Trustees of Princeton University.

Ms. Kamsky received her undergraduate degree, with honors, in East Asian studies from Princeton University. She has also attended intensive language emersion programs in Japanese and Chinese at Yale University, Stanford University, and Middlebury College.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and

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heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.



Contact:    Pat Walsh
            Director of Investor Relations
            Tecumseh Products Company
            (517) 423-8455